Exhibit 99.2

Upwork Appoints Jeff McCombs as Chief Financial Officer
Brian Kinion to Serve as Advisor During Transition Period

SANTA CLARA, Calif. – August 4, 2020 – Upwork Inc. (Nasdaq: UPWK), the largest online talent solution, as measured by gross services volume, today announced that Jeff McCombs will join the Company as Chief Financial Officer, effective August 4, 2020. McCombs will succeed current CFO, Brian Kinion. Kinion will continue with Upwork as an advisor through October 2020 to assist with a smooth transition.

“We are thrilled to welcome Jeff to Upwork,” said Hayden Brown, President and Chief Executive Officer of Upwork. “Jeff brings significant experience that will help expand our financial and operational capabilities and add tremendous value to our business. His dynamic leadership approach makes him the ideal partner to help us execute on our strategic and financial plans.”

“I am very excited to join Upwork at such a transformational time for the Company,” said McCombs. “Now, more than ever before, the flexibility that Upwork provides is critical to businesses and freelancers alike. I look forward to working closely with Hayden and the rest of the leadership team to execute on Upwork’s vision of connecting businesses with great talent and capitalizing on the huge market opportunity available to us.”

Brown continued, “On behalf of the Board of Directors, the management team, and all of our employees, I want to thank Brian for his leadership, unwavering dedication, and the tremendous contributions he has made to Upwork over the years, and we wish him all the best.”

“It has been a career highlight to be part of Upwork’s growth,” said Kinion. “I am proud to have had the opportunity to work with such a talented team dedicated to delivering on our strategic financial objectives and look forward to seeing Upwork’s continued success.”

Jeff McCombs is a seasoned finance executive with over a decade of executive level experience leading financial and business operations on a global scale. McCombs joins Upwork from Doctor On Demand, where he has served as CFO since 2018. Prior to that, Jeff served as the CFO of OpenTable from 2016 to 2018, and the CFO of Flipboard from 2014 to 2015. He was also the Head of Global Business Operations at Facebook from 2010 to 2014. Jeff graduated summa cum laude from UCLA with a Bachelor of Arts degree in Economics and Business.

Second Quarter 2020 Financial Results Conference Call and Webcast
Today, Upwork also announced its second quarter 2020 financial results and will host a conference call today at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. The prepared remarks corresponding to the information reviewed on today’s conference call will also be available on our Investor Relations website, once the call has concluded.

About Upwork
Upwork is the leading online talent solution transforming professional staffing. We empower businesses with more flexible access to quality talent, on demand. Through Upwork’s matching technology and services, companies have access to a global pool of proven professionals so they can scale their teams dynamically to meet business needs. Upwork also provides skilled professionals access to more opportunities.

Upwork’s mission is to create economic opportunities so people have better lives. The community of independent professionals working via Upwork spans many categories including software development, creative & design, finance & accounting, consulting, operations and customer support—over 8,000 skills are represented.

More than 30 percent of the Fortune 500 use Upwork. Clients include Airbnb, Automattic, GE, and Microsoft. Upwork is headquartered in Santa Clara, Calif., with an office in Chicago as well as team members in more than 800 cities worldwide. For more information, visit Upwork’s website at www.upwork.com, join us on Twitter, Facebook and LinkedIn.

Upwork is a registered trademark of Upwork Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.

Contact
Denise Garcia
Investor Relations
investor@upwork.com

Amanda Leach-Rouvi
Media Relations
press@upwork.com